Exhibit 99.1

TOOTSIE ROLL INDUSTRIES, INC.
7401 South Cicero Avenue
Chicago, IL 60629
Phone 773/838-3400
Fax 773/838-3534

PRESS RELEASE

STOCK TRADED: NYSE	FOR IMMEDIATE RELEASE
TICKER SYMBOL: TR	Wednesday, April 23, 2025

CHICAGO, ILLINOIS – April 23, 2025 - Ellen R. Gordon, Chairman, Tootsie Roll Industries, Inc. reported first quarter 2025 net sales and net earnings.

First quarter 2025 net sales were $146,521,000 compared to $151,464,000 in first quarter 2024, a decrease of $4,943,000 or 3%. First quarter 2025 net earnings were $18,058,000 compared to $15,834,000 in first quarter 2024, and net earnings per share were $0.25 and $0.22 in first quarter 2025 and 2024, respectively, an increase of $0.03 per share or 14%.

Mrs. Gordon said, “We continued to face a challenging market in first quarter 2025 as customers and consumers have become more resistant to higher prices. These headwinds have had some adverse effect on sales in first quarter 2025.

Many companies in the consumer products industry have increased selling prices in order to improve price realization in response to increasing input costs in recent years. We have implemented price increases as well during this period in order to recover our margin declines. Although we made progress in restoring our margins in first quarter 2025, cocoa and chocolate markets continue at significantly elevated levels compared to historical prices in past years.  As a result, we expect to incur even higher cocoa and chocolate costs during the balance of 2025 and into 2026 as many of our older supply contracts expire and new contracts at higher costs become effective. Although the Company continues to monitor its input costs, we are mindful of the effects and limits when passing on the above-discussed higher input costs to our customers as well as the final consumers of our products.

First quarter 2025 gross profit margins benefited from higher price realization, improvements in plant manufacturing operating efficiencies, and certain cost reductions. The Company uses the Last-In-First-Out (LIFO) method of accounting for inventory and costs of goods sold which generally results in lower current net earnings during such periods of increasing costs and higher inflation. As a result, the above discussed higher cocoa and chocolate costs will have an increasingly adverse effects on our gross profit margins as this year progresses.

First quarter 2025 net earnings benefited from increased investment income from the Company’s investments in marketable securities and an insurance recovery. The Company’s effective income tax rates were 21.6% and 21.4% in first quarter 2025 and 2024, respectively. Earnings per share did benefit from stock purchases in the open market over the preceding twelve months resulting in fewer shares outstanding in first quarter 2025 compared to the corresponding periods in 2024.

Our operations and sales are principally in North America, and our cross border transactions with Canada and Mexico qualify under the USMCA free-trade agreement. Certain ingredients, including cocoa, chocolate and edible oils, as well as some packaging and other purchases, do have foreign origins outside of USMCA. Until such time that more clarity regarding tariffs, as well as possible retaliatory tariffs, is forthcoming, we are not able to ascertain the effects of tariffs on our business.

We are focused on the longer term and therefore are continuing to make investments in plant manufacturing operations to meet new customer and consumer product demands, achieve product quality improvements, expand capacity in certain product lines, and increase operational efficiencies in order to provide genuine value to consumers.”

Safe Harbor Statement

This release contains forward-looking statements that are based largely on the Company’s current expectations and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “anticipated,” “believe,” “expect,” “intend,” “estimate,” “project,” “plan” and other words of similar meaning in connection with a discussion of future operating or financial performance and are subject to certain factors, risks, trends and uncertainties that could cause actual results and achievements to differ materially from those expressed in the forward-looking statements. Such factors, risks, trends and uncertainties, which in some instances are beyond the Company’s control, include the effects of U.S. tariffs as well as retaliatory tariffs and other import fees and surcharges by other countries, the overall competitive environment in the Company’s industry, the ability to recover increases in input costs and tariffs through price increases, successful distribution and sell-through during Halloween and other seasons, and changes in assumptions, judgments and risk factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2024.

The risk factors referred to above are believed to be significant factors, but not necessarily all of the significant factors that could cause actual results to differ from those expressed in any forward-looking statement. Readers are cautioned not to place undue reliance on such forward-looking statements, which are made only as of the date of this report. The Company undertakes no obligation to update such forward-looking statements.

TOOTSIE ROLL INDUSTRIES, INC.

CONSOLIDATED SUMMARY OF SALES & EARNINGS

FOR THE PERIODS ENDED

MARCH 31, 2025 and 2024

	First Quarter Ended
	2025	2024

Net Sales	$146,521,000	$151,464,000
Net Earnings	$18,058,000	$15,834,000
Net Earnings Per Share*	$0.25	$0.22
Average Shares Outstanding*	72,957,000	73,536,000

* Based on average shares outstanding adjusted for 3% stock dividends distributed April 4, 2025 and April 5, 2024.